PRESS RELEASE
PROVIDENCE, RI
FOR IMMEDIATE RELEASE
AUGUST 28, 2007

NESTOR, INC. APPROVES NEW MEMBER OF
THE BOARD OF DIRECTORS

Former Congressman Harold E. Ford, Sr. Unanimously Elected

Nestor, Inc. (NASDAQ: NEST), a leading provider of video-based traffic safety systems and services, announced today that former U.S. Representative Harold E. Ford, Sr. was elected by the Nestor, Inc. Board of Directors to fill a vacancy on the Board created by the November 1, 2006 resignation of Dr. Albert H. Cox, Jr.  Congressman Ford will serve as a member of the Board until the Company’s next annual meeting of its shareholders scheduled for December 12, 2007.

Congressman Ford, 62, spent much of his career in public service.  Ford was first elected to the Tennessee House of Representatives in 1970 where he served 2 terms.  From 1975-1997 Mr. Ford represented the Tennessee 8th District then, after redistricting, the Tennessee 9th District in the U.S. House of Representatives.  Mr. Ford’s distinguished service includes serving on the U.S. House Select Committee on Assassinations that investigated the death of Martin Luther King, Jr.

Ford received his Bachelors Degree from Tennessee State University in 1967, a mortuary science degree from John A Gupton College in 1969 and his MBA from Howard University in 1982.

Mr. George Ball, the Chairman of Nestor’s Board, stated: “We are delighted to have Congressman Ford join us.   Congressman Ford’s dedication to public service enhances Nestor’s commitment to making our communities a safer place to travel.”

Clarence A. Davis, Nestor’s Chief Executive officer and a Director, said: “It is an honor to serve on a Board with such a distinguished gentleman and to lead a Company that attracts Board members such as Congressman Ford who have dedicated their lives to serving our country.”

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.  Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report.  The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

For more information, call (401) 274-5658 or visit www.nestor.com.

CONTACT:
Brian Haskell
General Counsel
401-274-5658 ext. 738

Nigel P. Hebborn
Executive Vice President
401-274-5658 ext. 714

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